Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of HCBF Holding Company, Inc. of our report dated March 30, 2017 on the consolidated financial statements of HCBF Holding Company, Inc. for the years ended December 31, 2016 and 2015, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida
June 6, 2017